Filed Pursuant to Rule 433

Registration Statement No. 333-161721

Issuer Free Writing Prospectus

Dated September 11, 2009

Relating to Prospectus

Dated September 4, 2009

And the Prospectus Supplement

Dated September 4, 2009

September 9, 2009

TO:                            PARTICIPANTS IN THE HCP, INC. DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Dear Plan Participant:

Effective September 4, 2009, we filed the HCP, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”) on a new prospectus supplement (the “Prospectus Supplement”).

The material terms of the Plan remain unchanged.  The full terms of the Plan are described in the Prospectus Supplement.  The Prospectus Supplement can be downloaded free of charge at the following web address:

www.wellsfargo.com/com/shareowner_services/services_for_shareholders/investment_plan/hcp

As a current participant in the Plan, you will continue to be enrolled in the Plan.  If you have any questions about the Plan, please contact Wells Fargo Shareowner Services at (800) 468-9716.  You may also contact HCP, Inc.’s investor relations department at (562) 733-5309.

HCP, Inc. has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the prospectus supplement and the other documents HCP, Inc. has filed with the SEC for more complete information about HCP, Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, HCP, Inc. will arrange to send you the prospectus and Prospectus Supplement if you request them by calling (562) 733-5309.

Thank you for your continued interest in HCP, Inc.

Sincerely,

/s/ Edward J. Henning
Edward J. Henning
Executive Vice President, General Counsel,
Chief Administrative Officer and
Corporate Secretary